Exhibit 10.1
CONSULTING SERVICES AGREEMENT
     This Agreement is made as of the 28th day of June 2007 by and between Paul V. Cusick, Jr. (hereinafter the “Consultant”) and Century Bancorp, Inc. (the “Company”) and its subsidiary, Century Bank and Trust Company (the “Bank”) (hereinafter collectively referred to as “Century”).
     WHEREAS, Century desires to engage Consultant as an independent contractor to provide services to Century based on Consultant’s long and extensive experience and knowledge of Century and the banking industry;
     WHEREAS, Consultant desires, in connection with retirement effective the date hereof from his positions as Vice President and Treasurer of the Company and as Executive Vice President, Chief Financial Officer and Treasurer of the Bank and from any and all other positions he may hold at Century or any of its affiliates, to accept such engagement on the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the promises and other valuable consideration and of the mutual covenants and agreement contained herein the parties hereby agree as follows:
     1.    CONSULTING SERVICES.    Consultant confirms his resignation from all offices and positions with the Company, the Bank or any affiliate and agrees to provide services as an independent contractor. Services as an independent consultant shall be comprised of general consulting services as requested by the board of directors of the Company and its Co-Chief Executive Officers, which services may involve advice on strategic planning and operational management, assisting Century in connection with business development efforts and clients, participation in public relations and community outreach efforts and such other duties as may be requested by the Board of Directors of the Company and agreed to by the Consultant.
     2.    TERM.    Consultant shall commence services on the date hereof and shall continue such services until August 1, 2009.
     3.    COMPENSATION; EXPENSES.    The Company shall pay the Consultant an annual contract fee of $85,000 per year beginning on the date hereof, such fee to be payable monthly throughout the year on the last day of each month. In addition, the Company shall reimburse Consultant for all reasonable business expenses.
     4.    MAINTENANCE OF OFFICE.    During the term of this Agreement, the Company shall continue to provide and make available to the Consultant office facilities, together with the services of an executive secretary.
     5.    OTHER ACTIVITIES.    Because Consultant will have access to certain confidential information of Century during the term of this consulting engagement, Consultant agrees that he will not engage in any competing business activities without specific prior written consent of the Company. Consultant may conduct other business that does not directly or indirectly compete with that of Century.

     6.    CONFIDENTIALITY.    Consultant shall treat as confidential and shall not divulge, furnish or make known to or accessible to, or use for his own benefit or for the benefit of anyone other than Century, any: customer list, customer names, customer financial information, marketing data and information, pricing information, sales policies, commission structures or any other business information (hereinafter “Proprietary Information”). Consultant agrees that upon termination of this Agreement, he will not take with him or copy, damage or destroy any Proprietary Information, including but not limited to any book, customer list or information, supplier list or information, record, document, file, data or object relating in any way to the work done or to be done by Century or its affiliates without prior written consent from the Company. (For the purposes of this Agreement, “Proprietary Information” shall not include information known to Consultant prior to any disclosure by Century pursuant hereto, information that becomes available to the Consultant on a non-confidential basis from a third party unrelated to Century not under a confidentiality constraint to Century and information which is publicly available, other than as a result of disclosure by Consultant.)
     7.    SPECIFIC PERFORMANCE.    The Consultant acknowledges that the harm to Century will be irreparable in the event of a violation of the provisions of paragraphs 5 and 6 hereof and that in such event the damages Century would sustain would be impossible to ascertain in advance. Therefore, it is agreed that if Consultant should breach the obligations of referenced paragraphs then the Company shall be entitled to seek injunctive relief and monetary damages including an award of reasonable attorney’s fees.
     8.    CERTAIN TERMINATION EVENTS.    The Agreement may be terminated by the mutual agreement of the Company and the Consultant. If Consultant is unable to continue to fully perform the services contemplated under this Agreement due to his illness, death, disability or other incapacity, the Company shall be entitled to cease making payments under this Agreement.
     9.    INDEPENDENT CONTRACTOR STATUS.    Consultant’s relationship to the Company under this Agreement shall be that of an independent contractor and not an employee for any purpose whatsoever of Century. As an independent contractor, Consultant shall have the sole authority to control and direct the performance of his services, subject to the performance criteria outlined by the Company. All services shall be subject to the Company’s general rights of review to assure their satisfactory completion. Consultant agrees that no income, Social Security or other tax or amount will be withheld or accrued by Century for Consultant. Consultant shall be fully responsible for Consultant’s own taxes, including self-employment taxes.
     10.   MEDIATION AND ARBITRATION.    If any dispute arises under this Agreement, the Consultant and the Company shall negotiate in good faith to settle such dispute. If the parties cannot resolve such dispute themselves, then either party may submit the dispute to mediation by a mediator approved by both parties. If the parties cannot agree to any mediator, or if either party does not wish to abide by any decision of the mediator, they shall submit the dispute to arbitration by any mutually acceptable arbitrator, or the American Arbitration Association (AAA). If the AAA is selected, the arbitration shall take place under the auspices of the Boston, Massachusetts branch. The costs of arbitration proceeding shall be borne according to the decision of the arbitrator, who may apportion costs equally, or in accordance with any finding of fault or lack of good faith of either party. The arbitrator’s award shall be non-appealable and enforceable in any court of competent jurisdiction.
     11.    INDEMNIFICATION.    The Consultant agrees to indemnify and hold harmless Century and their respective directors, officers, employees and agents from and against any losses, claims, damages, expenses and liabilities, joint or several, (including reasonable attorney’s fees), due to actions, inactions or claims arising out of, or directly or indirectly related to, the Consultant’s performance of the services contemplated under this Agreement, the breach of the confidentiality provisions of this Agreement or Consultant’s failure to comply with any applicable law or regulation.
     12.    INDEMNIFICATION BY CENTURY.    The Company will indemnify and hold harmless Consultant against any and all third-party losses, claims, damages, liabilities, actions, costs or expenses to which he may become subject (including any legal or other expenses reasonably incurred by or in connection with investigating any claim against him and defending any action and any amounts paid in settlement or compromise, provided the Company shall have given its prior written approval of such expenses, settlement or compromise), insofar as such losses, claims, damages, liability actions, costs or expenses arise out of or are based upon; (i) the failure of Century or its employees to comply with applicable laws, rules and regulations in connection with this Agreement; (ii) personal injury, death or property damage occurring on the premises of Century, including any space used by Consultant; or (iii) the negligence or intentional conduct of Century or its employees.
     The foregoing indemnification is in addition to indemnification from Century to which Consultant is entitled in his prior capacities at Century.
     13.    NOTICES.    All notices, requests, demands, and other communications shall be deemed to have been given if the same shall be in writing and shall be delivered personally or sent by registered or certified mail, postage prepaid, and addressed as set forth below:

A.	If to Consultant:	B.	If to Century:

	Paul V. Cusick		Barry R. Sloane and Jonathan G. Sloane
	66 Edmunds Road		Co-Chief Executive Officer
	Wellesley, MA 02481		Century Bancorp, Inc.
400 Mystic Avenue
Medford, Massachusetts 02155
     14.    MISCELLANEOUS.    This Agreement shall be governed by and interpreted under and according to the laws of the Commonwealth of Massachusetts. This Agreement may not be amended or changed, unless such amendment or change is made in writing and approved by both the Consultant and the Company. This Agreement supersedes any and all prior oral agreements or understandings relating to this matter between the Company and the Consultant, including but not limited to the Letter Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Consulting Services Agreement as of the day and year first above written and in duplicate counterparts each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument.

PAUL V. CUSICK
/s/ Paul V. Cusick

CENTURY BANCORP, INC.
By:	/s/ Jonathan G. Sloane
Name:	Jonathan G. Sloane
Title:	Co-President and Co-CEO